Federal Trust Corporation
Announces the Listing of its Stock on the
American Stock Exchange

Sanford, Florida (PR Newswire) – June 27, 2003 – James V. Suskiewich, President and Chief Executive Officer, announced that Federal Trust Corporation has met a major milestone. "We are very pleased to announce that our common stock is now listed on the American Stock Exchange, trading under the symbol "FDT," stated Mr. Suskiewich.

He went on to say that "we believe that the national auction exchange listing will provide a more stable market for our stock, which will help the Company continue to meet our challenging growth plans." The Company's initial entry into a public trading market was in the Spring of 1998, when its stock was listed on the Nasdaq SmallCap Market. "The Amex listing will allow other institutional investors to become a part of the Federal Trust shareholder family and provide enhanced value to our stock through the increased distribution and liquidity," said Mr. Suskiewich.

Federal Trust Corporation, a unitary savings and loan holding company, is the parent company of Federal Trust Bank, a $420 million federally chartered, FDIC-insured savings bank. Federal Trust Bank operates from five full service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach and Deltona, Florida. Its Executive and Administrative Offices are located in Sanford, Florida.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com.

For more information, contact: Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street
Sanford, Florida 32771